UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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MADISON COVERED CALL & EQUITY STRATEGY FUND
MADISON STRATEGIC SECTOR PREMIUM FUND
(Names of Registrant As Specified in its Charter)

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Contact:
1-800-767-0300
Madison Strategic Sector Premium Fund and Madison Covered Call & Equity Strategy Fund Announce Postponement of Special Meeting

Madison, Wisconsin, August 16, 2017  Madison Strategic Sector Premium Fund (MSP) and Madison Covered Call & Equity Strategy Fund (MCN) announced today that the joint special meeting (the "Special Meeting") of the shareholders of MSP and MCN originally scheduled to be held on August 18, 2017 to consider the proposed reorganization (the "Reorganization”) of MSP into MCN has been postponed to September 15, 2017.  The Boards took this action, in part, because at this time, it is not expected that MCN would be able to achieve a quorum by the meeting date.  Further, the MSP Board noted that over 2.4 million shares or 41% of the fund remained unvoted and the Board felt it was important to obtain greater feedback on the Reorganization from its long-term retail shareholder base who would benefit from the Reorganization.  The Boards noted that the Reorganization requires approval of both sets of shareholders and they continue to believe the Reorganization is in the best interest of MCN and MSP shareholders.  As previously announced, both ISS and Glass Lewis issued their recommendations in favor of the MCN and MSP Reorganization proposals.

The record date and location for the Special Meeting will not change. Shareholders of record on May 25, 2017 will be entitled to vote at the Special Meeting.  If you have already voted, your vote will be presented at the September 15, 2017 Special Meeting and no further action is required.  If you have not voted, PLEASE VOTE!

Additional Information about the Reorganization and Where to Find It
This press release is not intended to be, and does not constitute, an offer to purchase or sell shares of the Funds in any state where such offer or sale is not permitted nor is this press release intended to solicit a proxy from any shareholder of any of the Funds.  This press release references proxy materials filed by the Funds with the U.S. Securities and Exchange Commission (the “SEC”).
INVESTORS AND SECURITY HOLDERS OF THE FUNDS ARE URGED TO READ THE PROXY MATERIALS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS.  THE PROXY MATERIALS CONTAIN INFORMATION WITH RESPECT TO THE INVESTMENT OBJECTIVES, RISKS, CHARGES AND EXPENSES OF THE FUNDS WHICH INVESTORS SHOULD CONSIDER. Investors may obtain free copies of the proxy materials and other documents filed with the SEC at the SEC's web site at www.sec.gov. In addition, free copies of the proxy materials and other documents filed with the SEC may also be obtained on the Funds’ web site at www.madisonfunds.com or by directing a request to Madison Asset Management at (800) 767-0300.

About Madison Asset Management, LLC
The Funds provide additional information on their website at www.madisonfunds.com. Madison Asset Management, LLC (Madison), a subsidiary of Madison Investment Holdings, Inc., is the Funds’ investment adviser. Its affiliates include Madison Investment Advisors, LLC, with offices in Madison, Wisconsin and Scottsdale, Arizona; and Hansberger Growth Investors L.P., Toronto, Canada.
CONTACT:
Madison Asset Management, LLC
Greg Hoppe, Treasurer
gregh@madisonadv.com
800-368-3195
Availability of Fund Updates
Madison Asset Management updates certain other data for the Funds on its website in the “Closed-end Funds” section of www.madisonfunds.com as well as certain other material information as necessary from time to time. Investors and others are advised to check the website for updated data and the release of other material information about the Funds. This reference to Madison Asset Management’s website is intended to allow investors public access to information regarding the Funds and does not, and is not intended to, incorporate Madison Asset Management’s or Madison Funds’ website in this release.

Forward-Looking Statements
This press release, and other statements that Madison Asset Management or a Fund may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to a Fund’s or Madison Asset Management’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,”

“seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.
Madison Asset Management cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Madison Asset Management assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.
With respect to the Funds, the following factors, among others, could cause actual events to differ materially from forward-looking statements or historical performance: (1) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for the Funds or in a Fund’s net asset value; (2) the relative and absolute investment performance of a Fund and its investments; (3) the impact of increased competition; (4) the unfavorable resolution of any legal proceedings; (5) the extent and timing of any distributions or share repurchases; (6) the impact, extent and timing of technological changes; (7) the impact of legislative and regulatory actions and reforms; and (8) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets.
Annual and Semi-Annual Reports and other regulatory filings of the Funds with the Securities and Exchange Commission (“SEC”) are accessible on the SEC's website at www.sec.gov and on Madison Asset Management’s website at www.madisonfunds.com, and may discuss these or other factors that affect the Funds. The information contained on Madison Asset Management’s website is not a part of this press release.
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